EXHIBIT 5.1
    July 5, 2024

Takeda Pharmaceutical Company Limited,
    1-1, Nihonbashi-Honcho 2-Chome,
        Chuo-ku, Tokyo 103-8668,
            Japan.
Ladies and Gentlemen:
We are acting as United States counsel to Takeda Pharmaceutical Company Limited, a joint stock corporation organized under the laws of Japan (the “Company”), in connection with the issuance and delivery of the $1,100,000,000 aggregate principal amount of 5.300% senior notes due 2034, $800,000,000 aggregate principal amount of 5.650% senior notes due 2044, $600,000,000 aggregate principal amount of 5.650% senior notes due 2054 and $500,000,000 aggregate principal amount of 5.800% senior notes due 2064 denominated in U.S. dollars (collectively, the “Notes”). The Company filed with the Securities and Exchange Commission, on June 26, 2024, a registration statement on Form F-3 (File No. 333-280469) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an indeterminate aggregate initial offering price of the Company’s senior debt securities, including the Notes. The Notes are being issued under the indenture, dated as of July 9, 2020 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).
In rendering this opinion, we have examined the following documents:
1.The Indenture.
2.Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.
3.Copies of the executed global certificates representing the Notes dated July 5, 2024 (the “Global Notes”).

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We also have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated July 5, 2024, of Nishimura & Asahi (Gaikokuho Kyodo Jigyo).
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company under the laws of Japan, that the Trustee’s certificates of authentication of the Global Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been duly authorized, executed and issued under the laws of Japan and have been delivered against payment as contemplated in the Registration Statement, that the Notes constitute valid and legally binding obligations of the Company under the laws of Japan and that the signatures on all documents examined by us are genuine.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement dated June 26, 2024 and under the heading “Legal Matters” in the Prospectus Supplement dated June 28, 2024 pertaining to

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the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP